Exhibit 2.2

                              CERTIFICATE OF MERGER

                                     MERGING

                           MATCHBOX ACQUISITION CORP.,
                             A DELAWARE CORPORATION

                                  WITH AND INTO

                           TELCOM SEMICONDUCTOR, INC.,
                             A DELAWARE CORPORATION

                                   ----------

 Pursuant to Section 251 of the General Corporation Law of the State of Delaware

                                   ----------

     TelCom Semiconductor, Inc., a Delaware corporation ("COMPANY"), does hereby certify as follows:

     FIRST: The constituent corporations are Company, a Delaware corporation, and Matchbox Acquistion Corp., a Delaware corporation ("SUB").

     SECOND: An Agreement and Plan of Reorganization (the "REORGANIZATION AGREEMENT"), dated October 26, 2000, among Microchip Technology Incorporated, a Delaware corporation, Sub and Company, setting forth the terms and conditions of the merger of Sub with and into Company (the "MERGER"), has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

     THIRD: The name of the surviving corporation in the Merger (the "SURVIVING CORPORATION") shall be TelCom Semiconductor, Inc.

     FOURTH: That the Amended and Restated Certificate of Incorporation of the Surviving Corporation is amended to read in its entirety as set forth in Exhibit A hereto.

     FIFTH: An executed copy of the Reorganization Agreement is on file at the principal place of business of the Surviving Corporation at the following address: 1300 Terra Bella Avenue, Mountain View, CA 94039.

     SIXTH: An executed copy of the Reorganization Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

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     SEVENTH: The Merger shall become effective on January 16, 2001 at 4 p.m.
E.S.T.

     IN WITNESS WHEREOF, Company has caused this Certificate of Merger to be executed in its corporate name as of the 16th day of January, 2001.

                                        TELCOM SEMICONDUCTOR, INC.



                                        By: /s/ Robert G. Gargus
                                            ------------------------------------
                                            Robert G. Gargus
                                            President and Chief Executive
                                            Officer

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                                    EXHIBIT A

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           TELCOM SEMICONDUCTOR, INC.
                             A DELAWARE CORPORATION


                                   ARTICLE ONE

     The name of this corporation is TelCom Semiconductor, Inc. (the "Corporation").

                                   ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

     The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

     This Corporation is authorized to issue one class of stock to be designated Common Stock. The total number of shares of Common Stock authorized to be issued is One Thousand (1,000) shares with a par value of $0.001.

                                  ARTICLE FIVE

     The Corporation is to have perpetual existence.

                                   ARTICLE SIX

     Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

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                                  ARTICLE SEVEN

     The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

                                  ARTICLE EIGHT

     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

                                  ARTICLE NINE

     To the fullest extent permitted by law, no director of the Corporation shall be personally liable for monetary damages for breach of fiduciary duty as a director. Without limiting the effect of the preceding sentence, if the General Corporation Law of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of Delaware, as so amended.

     Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this
Article IX, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.

                                   ARTICLE TEN

     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                 ARTICLE ELEVEN

     Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

                                 ARTICLE TWELVE

     Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

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                                ARTICLE THIRTEEN

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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